EXHIBIT 99.1
NEWS RELEASE

For Immediate Release

NCO ANNOUNCES SHAREHOLDER APPROVAL

OF ACQUISITION OF THE COMPANY

HORSHAM, PA, November 9, 2006 - NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced that at the Company’s Special Meeting held today, the shareholders of the Company voted to adopt the Agreement and Plan of Merger, dated as of July 21, 2006, by and among NCO, Collect Holdings, Inc. and Collect Acquisition Corp., providing for the acquisition of NCO by an entity controlled by One Equity Partners and its affiliates with participation by Michael J. Barrist, Chairman, President and Chief Executive Officer of the Company, and certain other members of executive management.

The transaction is expected to be completed on or about November 15, 2006, subject to the closing of the debt financing as well as the satisfaction of other customary closing conditions. Under the terms of the merger agreement, NCO shareholders will be entitled to receive $27.50 per share in cash, without interest.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 90 offices in the United States, Canada, the United Kingdom, Australia, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations

(215) 441-3000

www.ncogroup.com

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company’s facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. NCO may not be able to complete the proposed merger discussed above on the date or terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to close the debt financing or failure to satisfy other customary closing conditions. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.